Exhibit 6.2

AMALGAMATED SPECIALTY GROUP HOLDINGS, INC.

2021 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT FOR

NONQUALIFIED STOCK OPTION

BETWEEN

AMALGAMATED SPECIALTY GROUP HOLDINGS, INC.

AND

Date of Grant:

Number of Shares:

Exercise Price:	$ per share

Option Expiration Date:

NONQUALIFIED STOCK OPTION AGREEMENT

AGREEMENT, made as of the          day of                     , 202    , between AMALGAMATED SPECIALTY GROUP HOLDINGS, INC., a Pennsylvania corporation (the “Corporation”) and                      (the “Optionee”).

1. Grant of Option

Pursuant to the provisions of the Amalgamated Specialty Group Holdings, Inc. 2021 Stock Incentive Plan (the “Plan”) the Corporation hereby grants to the Optionee, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth in this Agreement, the right and Option (the “Option”) to purchase from the Corporation for cash, or for Common Stock subject to the approval of the Committee in the manner set forth in Section 7.2(a) of the Plan, all or any part of an aggregate of                  shares of Common Stock at the exercise price of $             per share. Such Option may be exercised as hereinafter provided. All capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Plan.

2. Terms and Conditions

The Option evidenced by this Agreement is subject to the following terms and conditions:

(a)	Expiration Date. Subject to the provisions of Section 2(d), the Option granted hereby shall expire on the option expiration date set forth on the cover page of this Agreement.

(b)

Exercise of Option. No part of this Option may be exercised until the Optionee has remained in the continuous employ or service of the Corporation or a Subsidiary for a period of              year after the date of grant set forth on the cover page of this Agreement, or such later date as may be specified in an attached Vesting Schedule, including a date that may be tied to the satisfaction of one or more Performance Goals.

This Option may be exercised, to the extent the Optionee is entitled to do so, in whole at any time, or from time to time in part, prior to the expiration date specified in Section 2(a). Any exercise shall be accompanied by a notice (in the form determined by the Committee) to the Corporation specifying the number of shares as to which the Option is being exercised. If (i) a Change in Control or the Optionee’s death or Disability occurs, or (ii) an event occurs that is designated in the Vesting Schedule as an event causing the vesting of the Option or any portion thereof to accelerate, the Option granted hereby shall become immediately exercisable.

(c)

Payment of Exercise Price upon Exercise. At the time of any exercise, the full exercise price of the shares as to which this Option is exercised shall be paid in cash (or, subject to the conditions and limitations described in Section 7.2 of the Plan, by delivering shares of Common Stock or by delivering a combination of shares of

Common Stock and cash equal to the aggregate exercise price of the shares being acquired, determined by reference to the exercise price per share set forth in Section 1) to the Corporation.

(d)	Exercise upon Death, Disability, Change in Control or Termination of Employment or Service.

(1)

In the event of the termination of the Optionee’s employment or service as a Non-Employee Director by reason of death or Disability, this Option may be exercised, to the extent that the Optionee was entitled to do so at the date of termination of employment due to such cause, in whole at any time, or from time to time in part, within 12 months after such termination of employment or service or, in the discretion of the Committee, up to the expiration date specified in Section 2(a).

(2)

In the event the Optionee’s employment or service as a Non-Employee Director is voluntarily terminated by the Optionee or is terminated by the Corporation or a Subsidiary and such termination constitutes a Termination or Dismissal for Cause, this Option will expire upon such termination of employment service or, in the discretion of the Committee, up to the expiration date specified in Section 2(a).

(3)

In the event the Optionee’s employment or service as a Non-Employee Director is terminated by the Corporation or a Subsidiary other than a Termination or Dismissal for Cause, this Option may be exercised, to the extent that the Optionee was entitled to do so at the date of termination of employment or service, in whole at any time, or from time to time in part, within 12 months after the date of such termination of employment or service, or, in the discretion of the Committee, up to the expiration date specified in Section 2(a).

(4)

In the event the Optionee’s employment or service as a Non-Employee Director terminates due to a Change in Control, this Option may be exercised, to the extent that the Optionee was entitled to do so at the date of such Change in Control, in whole at any time, or from time to time in part, within 12 months after the date of such termination of employment or service, or, in the discretion of the Committee, up to the expiration date specified in Section 2(a).

(5)

Except as otherwise provided in this Agreement, in the event the Optionee’s employment or service as a Non-Employee Director is terminated by the Corporation or a Subsidiary and the Committee deems it equitable to do so, the Committee may in its discretion and subject to the approval of a majority of disinterested members of the Board, waive any continuous service requirements (but not any Performance Goal or Goals) for vesting specified in this Agreement in accordance with the terms of the Plan and permit the exercise of this Option prior to satisfaction of such continuous service requirement. In such event, this Option may be exercised in whole at any time, or from time to time in part, within three months after the date of such termination of employment or service, or, in the discretion of the Committee, up to the expiration date specified in Section 2(a).

(e)

Nontransferability. The Optionee may, with the prior approval of the Committee, transfer this Option in accordance with the provisions of Section 6.3 of the Plan. Without the prior approval of the Committee, this Option shall not be transferable other than by will or by the laws of descent and distribution and this Option shall, during the lifetime of the Optionee, be exercisable only by such Optionee.

(f)

Adjustments. In the event that the shares of Common Stock, as constituted on the date of this Agreement, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation, or if the number of such shares of Common Stock shall be changed through the payment of a stock dividend, stock split, or reverse stock split, then the shares of Common Stock then subject to this Option and the exercise price thereof shall be increased, decreased, or otherwise changed to such extent and in such manner as may be necessary or appropriate to reflect any of the foregoing events. If there shall be any other change in the number or kind of the outstanding shares of the Common Stock, or of any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, and if a majority of the disinterested members of the Board shall, in its sole discretion, determine that such change equitably requires an adjustment to the terms of this Option, then such adjustment shall be made in accordance with such determination. Any adjustment so made shall be final and binding upon the Optionee.

(g)

No Rights as Shareholder. The Optionee shall have no rights as a shareholder with respect to any shares of Common Stock subject to this Option prior to the date of issuance of a certificate or certificates for such shares.

(h)

Compliance with Law and Regulations. This Option and the obligation of the Corporation to sell and deliver shares hereunder shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation shall not be required to issue or deliver any certificates for shares of Common Stock prior to (i) the listing of such shares on any stock exchange on which the Common Stock may then be listed and (ii) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which a majority of the disinterested members of the Board shall, in its sole discretion, determine to be necessary or advisable.

3. Optionee Bound by Plan and Vesting Schedule

The Optionee hereby acknowledges receipt of a copy of the Plan, prospectus and any amendments thereto, and agrees to be bound by all the terms and provisions thereof, which, to the extent relevant, are incorporated herein by reference as part of this Agreement (including, without limitation, the clawback provisions of Section 11.10 of the Plan). In addition, the Optionee acknowledges receipt of a copy of the Vesting Schedule, and agrees to be bound by all the terms and provisions set forth in such Vesting Schedule, which Vesting Schedule is incorporated herein by reference as a part of this Agreement.

4. Withholding of Taxes

The Corporation will require that, as a condition precedent to the exercise of this Option, the Optionee make appropriate arrangements for the withholding of any applicable taxes. The obligation of the Optionee under this Section 4 to provide for the payment of withholding taxes may be satisfied in the manner set forth in Section 11.6 of the Plan.

5. Employment Relationship

Nothing contained in this Agreement, the Plan, or otherwise shall be construed to confer upon the Optionee any right to continue in the employ or service of the Corporation or any Subsidiary or limit in any respect the right of the Corporation or any Subsidiary to terminate the Optionee’s employment or service at any time and for any reason. Any question as to whether and when there has been a termination of such employment or service, and the cause of such termination, shall be determined by the Corporation and its determination shall be final.

6. Corporation’s Powers

No provision contained in this Agreement shall in any way terminate, modify, or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Corporation or, to the extent delegated, in its delegate including, without limitation, the right to make certain determinations and elections with respect to the Option.

7. Binding Effect

This Agreement shall be binding upon and inure to the benefit of any successors to the Corporation and all persons lawfully claiming under the Optionee, including any personal representatives of the Optionee.

8. Notices

Any notice hereunder to the Corporation shall be addressed to Amalgamated Specialty Group Holdings, Inc.,                     , Attention:                     , and any notice hereunder to the Optionee shall be addressed to him or her at the address provided in the personnel records of the Corporation, subject to the right of either party to designate at any time hereafter in writing some other address.

9. Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

10. Severability

The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by a duly authorized officer and the Optionee has executed this Agreement, both as of the day and year first above written.

AMALGAMATED SPECIALTY GROUP HOLDINGS, INC.:

By:

OPTIONEE:

Name:

AMALGAMATED SPECIALTY GROUP HOLDINGS, INC.

2021 STOCK INCENTIVE PLAN

Non-Qualified Stock Option Agreement

Vesting Schedule

Optionee Name:

Date of Grant:

Subject to such further limitations as are provided in this Agreement and the provisions of the Plan, this Option shall become exercisable, if at all:

[INSERT APPLICABLE VESTING SCHEDULE, INCLUDING PERFORMANCE GOALS, IF ANY]